UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: (Date of earliest event reported): October 19, 2007
Chico’s FAS, Inc.
(Exact Name of Registrant as Specified in its Charter)
Florida
(State or Other Jurisdiction of Incorporation)

0-21258	59-2389435

(Commission File Number)	(IRS Employer Identification No.)

11215 Metro Parkway, Fort Myers, Florida	33966

(Address of Principal Executive Offices)	(Zip code)
(239) 277-6200
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
INDEX TO EXHIBITS
EX-10.1 Employment letter agreement
EX-99.1 Press Release

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) On October 19, 2007, Chico’s FAS, Inc., a Florida corporation (the “Company”), announced that, consistent with his previously announced intention, Charles J. Kleman, the Company’s Executive Vice President, Chief Financial Officer, Treasurer and member of its Board of Directors will resign from each of these positions, effective as of November 5, 2007, the date on which a successor chief financial officer will be taking office, as described below. The vacancy created by Mr. Kleman’s resignation from the Board of Directors will not be filled and the number of Board seats will be reduced from nine to eight, effective on November 5, 2007.
     (c) In conjunction with Mr. Kleman’s resignation, the Company announced that Kent A. Kleeberger, 55, would join the Company on or about November 5, 2007 as its new Executive Vice President-Chief Financial Officer and Treasurer. From 2004 through October 2007, Mr. Kleeberger was the Chief Financial Officer for Dollar Tree Stores, Inc. From 1998 to 2004, Mr. Kleeberger served in numerous capacities for Too, Inc., now known as Tween Brands, Inc., culminating in his appointment as Executive Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer. Prior to that, Mr. Kleeberger served in various financial positions with The Limited, Inc. Mr. Kleeberger also serves on the Board of Directors of Shoe Carnival, Inc.
     There is no arrangement or understanding between Mr. Kleeberger and any other persons pursuant to which Mr. Kleeberger was selected as an officer. Neither Mr. Kleeberger nor any related person of Mr. Kleeberger has a direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party. Mr. Kleeberger is not related to any of the executive officers or directors of the Company.
     The Company has entered into a letter agreement with Mr. Kleeberger, which provides for an annual salary and certain other benefits. Mr. Kleeberger is expected to commence his employment on or about November 5, 2007 (although the letter agreement contemplated a start date of November 1, 2007, the Company and Mr. Kleeberger subsequently orally agreed that he would start on November 5, 2007). Pursuant to the letter agreement, Mr. Kleeberger’s base salary is $550,000 and is subject to annual increases as set from time to time by the Company’s Board of Directors. Upon commencement of employment, Mr. Kleeberger will be awarded a sign-on bonus of $200,000, which is subject to repayment if Mr. Kleeberger voluntarily resigns from the Company within 12 months of his start date. Additionally, on the first day of the window period following Mr. Kleeberger’s commencement of employment, Mr. Kleeberger will be awarded 40,000 nonqualified stock options (with an exercise price equal to the fair market value of the stock on the date of the award and vesting in equal annual amounts over a period of three years) and 25,000 shares of restricted stock (vesting in equal annual amounts over a period of three years). Mr. Kleeberger is also eligible for an annual bonus under the Company’s Cash Bonus Incentive Plan ranging from 0% to 140% of his base salary, if earned, with minimum guaranteed bonuses equal to 60% of the base salary he earns from the date he commences employment through the end of fiscal 2007 and 60% of the base salary he earns during the first 6 months of fiscal 2008. Under the terms of the letter agreement, the Company contracted to employ Mr. Kleeberger for no specified employment term, but if employment is terminated at any time without good cause, Mr. Kleeberger would be entitled to receive benefits, including among other benefits, continuation of base salary for 12 months as described in the Company’s recently adopted Executive Severance Plan.
     The foregoing description of the letter agreement is not complete and is qualified in its entirety by reference to the full text of such agreement.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits:

Exhibit 10.1 Employment letter agreement between the Company and Kent A. Kleeberger

Exhibit 99.1 Chico’s FAS, Inc. Press Release dated October 19, 2007

2

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICO’S FAS, INC.
Date: October 22, 2007	By:	/s/ Michael J. Kincaid
Michael J. Kincaid, Senior Vice President —
Finance and Chief Accounting Officer and Assistant Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

Exhibit 10.1	Employment letter agreement between the Company and Kent A. Kleeberger

Exhibit 99.1	Chico’s FAS, Inc. Press Release dated October 19, 2007